Schneider National, Inc. Reports Third Quarter 2019 Results

•	Operating Revenues $1.2 billion

•	Income from Operations $29.0 million; Adjusted Income from Operations $79.4 million

•	Diluted Earnings Per Share $0.11; Adjusted Diluted Earnings Per Share $0.32

•	Updated full year Adjusted Diluted Earnings Per Share guidance of $1.24 to $1.30

Green Bay, Wis. - October 31, 2019 – Schneider National, Inc. (NYSE: SNDR, “Schneider,” or the “Company”), a leading transportation and logistics services company, today announced results for the quarter and nine months ended September 30, 2019.

“Despite challenging market conditions, our core operations performed well in the quarter. Both volumes and price were compressed compared to a year ago; however, for the first time in 2019, we experienced a moderate seasonal lift,” commented Mark Rourke, Chief Executive Officer and President of Schneider. “In our Truckload segment, cost reduction initiatives and performance of our Dedicated business had positive impacts on third quarter results. Our Intermodal segment recorded the second highest third quarter earnings despite the volume constrained domestic intermodal market. In our Logistics segment, brokerage volume grew 11% compared to a year ago, and operating ratio improved 20 basis points sequentially in a difficult rate environment.”
The Company's previously-announced shutdown of its First to Final Mile (FTFM) service offering was substantially complete by August 31, 2019, and during the third quarter of 2019, $50.4 million in pretax, non-GAAP shutdown charges were recorded. Combined with anticipated future shutdown costs, the Company will be at the lower end of its estimated range of $50.0 to $75.0 million. FTFM's third quarter operating loss was in line with the Company's estimate of $9.0 million.
In addition, the Company recorded an $11.5 million operating charge in the third quarter of 2019 for an asset impairment on tractors that it has an agreement to sell in the fourth quarter. “Our typical held for sale inventory was elevated due to the alignment of our fleet as a result of lower 2019 freight volumes and slow used equipment retail sales,” Rourke stated. “The FTFM shutdown exacerbated the number of tractors in our used equipment inventory. The agreement enables us to return our inventory of held for sale tractors to a more typical level as we exit 2019.”
“We have taken a series of steps this year to position the Company for 2020,” Rourke continued. “Decisions around FTFM, our inventory of tractors held for sale, and various cost-related initiatives were all made with a focus on the future.”
Results of Operations (unaudited)
The following table sets forth the Company’s results of operations for the periods indicated:

	Three Months Ended September 30,			Nine Months Ended September 30,
(in millions, except ratios and per share amounts)	2019	2018	Change	2019	2018	Change
Operating revenues	$1,183.9	$1,280.1	(8)%	$3,590.7	$3,655.4	(2)%
Revenues (excluding fuel surcharge)	1,069.7	1,145.2	(7)%	3,240.5	3,269.6	(1)%
Income from operations	29.0	97.9	(70)%	129.7	257.2	(50)%
Adjusted income from operations	79.4	97.9	(19)%	214.7	263.0	(18)%
Operating ratio	97.6%	92.4%	(520) bps	96.4%	93.0%	(340) bps
Adjusted operating ratio	92.6%	91.5%	(110) bps	93.4%	92.0%	(140) bps
Net income	$19.7	$70.7	(72)%	$91.1	$184.1	(51)%
Adjusted net income	57.2	70.7	(19)%	154.4	188.4	(18)%
Diluted earnings per share	0.11	0.40	(73)%	0.51	1.04	(51)%
Adjusted diluted earnings per share	0.32	0.40	(20)%	0.87	1.06	(18)%
Weighted average diluted shares outstanding	177.3	177.2	0.1	177.3	177.2	0.1

Results of Operations - Enterprise

Enterprise income from operations for the third quarter of 2019 was $29.0 million, a decrease of $68.9 million, or 70%, compared to the same quarter in 2018. Income from operations was impacted by $50.4 million of FTFM shutdown charges and an $11.5 million tractor impairment charge, both recorded in the Truckload segment. In addition, a muted demand environment contributed to lower income compared to a year ago. Adjusted income from operations was $79.4 million exclusive of FTFM shutdown charges in the third quarter of 2019, a decrease of $18.5 million, or 19%, compared to the same quarter in 2018.

Results of Operations – Reportable Segments

Truckload

Truckload revenues (excluding fuel surcharge) for the third quarter of 2019 were $515.6 million, a decrease of $51.3 million, or 9%, compared to the same quarter in 2018. Revenue per truck per week decreased $220, or 6%, compared to the third quarter of 2018 as a result of lower volume and price.

Truckload loss from operations was $12.5 million in the third quarter 2019 compared to income from operations of $54.4 million in the same quarter a year ago primarily due to the FTFM shutdown and tractor impairment charges, lower price and volume, partially offset by decreased variable costs.

Truckload segment operating ratio was 102.4% in the third quarter of 2019 compared to 90.4% in the third quarter of 2018. Truckload segment operating ratio excluding all impacts of the FTFM service offering that was shut down and the tractor impairment was 88.4% in the third quarter of 2019 compared to 87.9% in the third quarter of 2018, and 89.0% in the second quarter of 2019.

Intermodal

Intermodal revenues (excluding fuel surcharge) for the third quarter of 2019 were $249.2 million, a decrease of $5.2 million, or 2%, compared to the same quarter in 2018. Revenue per order improved $84, or 4%, compared to the same quarter in 2018. Orders declined 4% primarily due to lower volumes overall in the domestic intermodal freight market.

Intermodal income from operations for the third quarter of 2019 was $25.1 million, a decrease of $11.0 million, or 30%, compared to the same quarter in 2018 primarily due to reduced volumes and increased purchased third-party costs, including rail. Intermodal operating ratio was 89.9% in the third quarter of 2019 compared to 85.8% in the third quarter of 2018.

Logistics

Logistics revenues (excluding fuel surcharge) for the third quarter of 2019 were $236.1 million, a decrease of $35.7 million, or 13%, compared to the same quarter in 2018. The decline in revenue was due to a customer insourcing activity in the Company's import/export business earlier this year, and although brokerage volume grew 11%, it was more than offset by lower revenue per order, as rates remained compressed throughout the quarter.

Logistics income from operations for the third quarter of 2019 was $9.9 million, a decrease of $3.1 million, or 24%, compared to the same quarter in 2018 due primarily to brokerage net revenue compression. Logistics operating ratio was 95.8% in the third quarter, a 20 basis points improvement from second quarter of 2019 as a result of cost management and continued investments in digital technologies.

Business Outlook

“Our updated guidance for full year 2019 adjusted diluted earnings per share is $1.24 to $1.30,” stated Rourke. “Compared to our prior guidance of $1.30 to $1.38, the primary difference is the third quarter tractor impairment charge. Our updated full year 2019 net capital expenditures guidance is approximately $310 million, slightly lower than prior guidance of approximately $325 million due to anticipated higher proceeds from the sale of tractors.”

Non-GAAP Financial Measures
The Company has presented certain non-GAAP financial measures, including revenues (excluding fuel surcharge), adjusted income from operations, adjusted operating ratio, adjusted net income, and adjusted diluted earnings per share. Management believes the use of non-GAAP measures assists investors in understanding the business, as further described below. The non-GAAP information provided is used by Company management and may not be comparable to similar measures disclosed by other companies. The non-GAAP measures used herein have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of results as reported under GAAP.

A reconciliation of net income per share to adjusted diluted earnings per share as projected for 2019 is not provided. Schneider does not forecast net income per share as the Company cannot, without unreasonable effort, estimate or predict with certainty various components of net income. The components of net income that cannot be predicted include expenses for items that do not relate to core operating performance, such as costs related to potential future acquisitions, as well as the related tax impact of these items. Further, in the future, other items with similar characteristics to those currently included in adjusted net income, that have a similar impact on the comparability of periods, and which are not known at this time, may exist and impact adjusted net income.

About Schneider National, Inc.

Schneider National is a leading transportation and logistics services company providing a broad portfolio of premier truckload, intermodal and logistics solutions and operating one of the largest for-hire trucking fleets in North America. The Company believes it has developed a differentiated business model that is difficult to replicate due to its scale, breadth of complementary service offerings, and proprietary technology platform. Its highly flexible and balanced business combines asset-based truckload services with asset-light intermodal and non-asset logistics offerings, enabling the Company to serve customers’ diverse transportation needs. Since its founding in 1935, the Company believes it has become an iconic and trusted brand within the transportation industry by adhering to a culture of safety “first and always” and upholding its responsibility to associates, customers, and the communities the Company serves.

Special Note Regarding Forward-Looking Statements

This earnings release contains forward-looking statements, within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company's current expectations, beliefs, plans, or forecasts with respect to, among other things, future events and financial performance and trends in the business and industry. The words “may,” “will,” “could,” “should,” “would,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “prospects,” “potential,” “budget,” “forecast,” “continue,” “predict,” “seek,” “objective,” “goal,” “guidance,” “outlook,” “effort,” “target,” and similar words, expressions, terms, and phrases among others, generally identify forward-looking statements, which speak only as of the date the statements were made. Forward-looking statements involve estimates, expectations, projections, goals, forecasts, assumptions, risks, and uncertainties. Readers are cautioned that a forward-looking statement is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking statement.

The statements in this news release are based on currently available information and the current expectations, forecasts, and assumptions of the Company's management concerning risks and uncertainties that could cause actual outcomes or results to differ materially from those outcomes or results that are projected, anticipated, or implied in these statements. Such risks and uncertainties include, among others, those discussed in Part I, Item 1A, “Risk Factors,” of the Company's Annual Report on Form 10-K filed on February 26, 2019, subsequent Reports on Form 10-Q and 8-K and our other filings we make with the U.S. Securities and Exchange Commission. In addition to any such risks, uncertainties, and other factors discussed elsewhere herein, risks, uncertainties, and other factors that could cause or contribute to actual results differing materially from those expressed or implied by the forward-looking statements include, but are not limited to, the following:

•	Economic and business risks inherent in the truckload and transportation industry, including competitive pressures pertaining to pricing, capacity, and service;

•	Our ability to manage and implement effectively our growth and diversification strategies and cost saving initiatives;

•	Our dependence on our reputation and the Schneider brand and the potential for adverse publicity, damage to our reputation, and the loss of brand equity;

•	Risks related to demand for our service offerings;

•	Risks associated with the loss of a significant customer or customers;

•	Capital investments that fail to match customer demand or for which we cannot obtain adequate funding;

•	Fluctuations in the price or availability of fuel, the volume and terms of diesel fuel purchase commitments, and our ability to recover fuel costs through our fuel surcharge programs;

•	Our ability to attract and retain qualified drivers and owner-operators;

•	Our reliance on owner-operators to provide a portion of our truck fleet;

•	Our dependence on railroads in the operation of our intermodal business;

•	Service instability from third-party capacity providers used by our logistics brokerage business;

•	Changes in the outsourcing practices of our third-party logistics customers;

•	Difficulty in obtaining material, equipment, goods, and services from our vendors and suppliers;

•	Variability in insurance and claims expenses and the risks of insuring claims through our captive insurance company;

•
The impact of laws and regulations that apply to our business, including those that relate to the environment, taxes, employees, owner-operators, and our captive insurance company; changes to those laws and regulations; and the increased costs of compliance with existing or future federal, state, and local regulations;

•	Political, economic, and other risks from cross-border operations and operations in multiple countries;

•	Risks associated with financial, credit, and equity markets, including our ability to service indebtedness and fund capital expenditures and strategic initiatives;

•	Negative seasonal patterns generally experienced in the trucking industry during traditionally slower shipping periods and winter months;

•	Risks associated with severe weather and similar events;

•	Significant systems disruptions, including those caused by cybersecurity events;

•	The potential that we will not successfully identify, negotiate, consummate, or integrate acquisitions;

•	Exposure to claims and lawsuits in the ordinary course of business; and

•	Our ability to adapt to new technologies and new participants in the truckload and transportation industry.

The Company disclaims any intention and undertakes no obligation, to update or revise any of its forward-looking statements after the date of this release to reflect actual results or future events or circumstances whether as a result of new information, future events or otherwise, except as required by law. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.

Conference Call and Webcast Information

The Company will host an earnings conference call today at 10:30 a.m. Eastern Time. The conference call can be accessed by dialing 877-451-6152 (U.S.) or 201-389-0879 (international). A replay will be available approximately three hours after the call through November 7 by dialing 844-512-2921 (U.S.) or 412-317-6671 (international). The passcode for the replay is 13694970. A live webcast of the conference call can also be accessed on the Investor Relations section of the Company's website, schneider.com.

Contact:    Steve Bindas, Director of Investor Relations
920-592-SNDR
investor@schneider.com
Source: Schneider SNDR

SCHNEIDER NATIONAL, INC.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(in millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Operating revenues	$1,183.9	$1,280.1	$3,590.7	$3,655.4
Operating expenses:
Purchased transportation	511.7	521.1	1,488.8	1,431.8
Salaries, wages, and benefits	257.3	317.2	856.6	943.2
Fuel and fuel taxes	70.6	87.4	221.6	260.3
Depreciation and amortization	74.1	73.3	222.4	216.9
Operating supplies and expenses	139.1	123.5	418.3	364.2
Insurance and related expenses	24.4	24.1	78.0	69.4
Other general expenses	27.3	35.6	90.3	112.4
Goodwill impairment charge	—	—	34.6	—
Restructuring charges	50.4	—	50.4	—
Total operating expenses	1,154.9	1,182.2	3,461.0	3,398.2
Income from operations	29.0	97.9	129.7	257.2
Other expenses (income):
Interest income	(2.0)	(1.5)	(6.6)	(2.9)
Interest expense	3.8	4.2	13.1	13.0
Other expenses (income)—net	0.5	(0.1)	1.2	(1.0)
Total other expense	2.3	2.6	7.7	9.1
Income before income taxes	26.7	95.3	122.0	248.1
Provision for income taxes	7.0	24.6	30.9	64.0
Net income	$19.7	$70.7	$91.1	$184.1

Weighted average common shares outstanding	177.1	177.0	177.1	177.0
Basic earnings per share	$0.11	$0.40	$0.51	$1.04

Weighted average diluted shares outstanding	177.3	177.2	177.3	177.2
Diluted earnings per share	$0.11	$0.40	$0.51	$1.04

SCHNEIDER NATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(in millions)

	September 30, 2019	December 31, 2018
Assets
Cash and cash equivalents	$437.1	$378.7
Trade accounts receivable—net	498.8	593.1
Other current assets	591.7	352.5
Net property and equipment	1,894.8	1,922.2
Other noncurrent assets	408.6	378.0
Total Assets	$3,831.0	$3,624.5

Liabilities and Shareholders' Equity
Trade accounts payable	$239.8	$226.0
Current maturities of debt and finance lease obligations	101.5	51.7
Other current liabilities	357.1	244.9
Long-term debt and finance lease obligations	304.6	359.6
Deferred income taxes	446.5	450.6
Other noncurrent liabilities	189.3	159.4
Shareholders' equity	2,192.2	2,132.3
Total Liabilities and Shareholders' Equity	$3,831.0	$3,624.5

SCHNEIDER NATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(in millions)

	Nine Months Ended September 30,
	2019	2018
Net cash provided by operating activities	$470.3	$410.1
Net cash used in investing activities	(355.6)	(222.1)
Net cash used in financing activities	(56.3)	(66.7)
Net increase in cash and cash equivalents	$58.4	$121.3

Net capital expenditures	$(312.6)	$(215.8)

Schneider National, Inc.
Revenues and Income (Loss) from Operations by Segment
(unaudited)

Revenues by Segment

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2019	2018	2019	2018
Truckload	$515.6	$566.9	$1,582.3	$1,685.0
Intermodal	249.2	254.4	746.6	688.0
Logistics	236.1	271.8	707.0	743.7
Other	94.3	83.9	290.0	237.0
Fuel surcharge	114.2	134.9	350.2	385.8
Inter-segment eliminations	(25.5)	(31.8)	(85.4)	(84.1)
Operating revenues	$1,183.9	$1,280.1	$3,590.7	$3,655.4
Income (Loss) from Operations by Segment

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2019	2018	2019	2018
Truckload	$(12.5)	$54.4	$18.6	$162.2
Intermodal	25.1	36.1	75.5	90.7
Logistics	9.9	13.0	29.4	31.2
Other	6.5	(5.6)	6.2	(26.9)
Income from operations	$29.0	$97.9	$129.7	$257.2

Schneider National, Inc.
Key Performance Indicators by Segment
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
Truckload	2019	2018	2019	2018
Dedicated standard
Revenues (excluding fuel surcharge) (1)	$82.3	$81.2	$250.8	$237.7
Average trucks (2) (3)	1,807	1,671	1,806	1,637
Revenue per truck per week (4)	$3,515	$3,792	$3,607	$3,780
Dedicated specialty
Revenues (excluding fuel surcharge) (1)	$93.4	$95.9	$281.9	$304.5
Average trucks (2) (3)	2,100	2,107	2,132	2,279
Revenue per truck per week (4)	$3,433	$3,551	$3,435	$3,478
For-hire standard
Revenues (excluding fuel surcharge) (1)	$291.4	$306.3	$859.9	$901.2
Average trucks (2) (3)	6,003	6,094	6,079	6,096
Revenue per truck per week (4)	$3,746	$3,921	$3,674	$3,848
For-hire specialty
Revenues (excluding fuel surcharge) (1)	$48.9	$81.6	$188.4	$241.6
Average trucks (2) (3)	1,009	1,521	1,304	1,551
Revenue per truck per week (4)	$3,746	$4,180	$3,752	$4,052
Total Truckload
Revenues (excluding fuel surcharge) (6)	$515.6	$566.9	$1,582.3	$1,685.0
Average trucks (2) (3)	10,919	11,393	11,321	11,563
Revenue per truck per week (4)	$3,648	$3,868	$3,628	$3,793
Average company trucks (3)	7,998	8,634	8,433	8,833
Average owner-operator trucks (3)	2,921	2,759	2,888	2,730
Trailers	35,612	38,026	35,612	38,026
Operating ratio (5)	102.4%	90.4%	98.8%	90.4%
(1) Revenues (excluding fuel surcharge), in millions, exclude revenue in-transit.
(2) Includes company trucks and owner-operator trucks.

(3)	Calculated based on beginning and end of month counts and represents the average number of trucks available to haul freight over the specified timeframe.

(4)	Calculated excluding fuel surcharge and revenue in-transit, consistent with how revenue is reported internally for segment purposes, using weighted workdays.
(5) Calculated as segment operating expenses divided by segment revenues (excluding fuel surcharge) including revenue in-transit and related expenses at the operating segment level.
(6) Revenues (excluding fuel surcharge), in millions, include revenue in-transit at the operating segment level, and therefore does not sum with amounts presented above.

	Three Months Ended September 30,		Nine Months Ended September 30,
Intermodal	2019	2018	2019	2018
Orders (1)	110,721	115,936	329,505	329,014
Containers	23,014	21,288	23,014	21,288
Trucks (2)	1,544	1,482	1,544	1,482
Revenue per order (3)	$2,259	$2,175	$2,258	$2,070
Operating ratio (4)	89.9%	85.8%	89.9%	86.8%

(1)	Based on delivered orders.

(2)	Includes company trucks and owner-operator trucks at the end of the period.

(3)	Calculated excluding fuel surcharge and revenue in-transit, consistent with how revenue is reported internally for segment purposes.

(4)	Calculated as segment operating expenses divided by segment revenues (excluding fuel surcharge) including revenue in-transit and related expenses at the operating segment level.

	Three Months Ended September 30,		Nine Months Ended September 30,
Logistics	2019	2018	2019	2018
Operating ratio (1)	95.8%	95.2%	95.8%	95.8%
Brokerage revenues as a percentage of Logistics revenues (2)	86.9%	79.1%	83.6%	78.3%

(1)	Calculated as segment operating expenses divided by segment revenues (excluding fuel surcharge) including revenue in-transit and related expenses at the operating segment level.

(2)	Revenues (excluding fuel surcharge), in millions, including revenue in-transit.

Schneider National, Inc.
Reconciliation of Non - GAAP Financial Measures
(unaudited)
In this earnings release, we present the following non-GAAP financial measures: (1) revenues (excluding fuel surcharge), (2) adjusted income from operations, (3) adjusted operating ratio, (4) adjusted net income, and (5) adjusted diluted earnings per share. We also provide reconciliations of these measures to the most directly comparable financial measures calculated and presented in accordance with GAAP.

Management believes the use of each of these non-GAAP measures assists investors in understanding our business by (a) removing the impact of items from our operating results that, in our opinion, do not reflect our core operating performance, (b) providing investors with the same information our management uses internally to assess our core operating performance, and (c) presenting comparable financial results between periods. In addition, in the case of revenues (excluding fuel surcharge), we believe the measure is useful to investors because it isolates volume, price, and cost changes directly related to industry demand and the way we operate our business from the external factor of fluctuating fuel prices and the programs we have in place to manage fuel price fluctuations. Fuel-related costs and their impact on our industry are important to our results of operations, but they are often independent of other, more relevant factors affecting our results of operations and our industry.

Although we believe these non-GAAP measures are useful to investors, they have limitations as analytical tools and may not be comparable to similar measures disclosed by other companies. You should not consider the non-GAAP measures in this report in isolation or as substitutes for, or alternatives to, analysis of our results as reported under GAAP. The exclusion of unusual or infrequent items or other adjustments reflected in the non-GAAP measures should not be construed as an inference that our future results will not be affected by unusual or infrequent items or by other items similar to such adjustments. Our management compensates for these limitations by relying primarily on our GAAP results in addition to using the non-GAAP measures.

Revenues (excluding fuel surcharge)

We define “revenues (excluding fuel surcharge)” as operating revenues less fuel surcharge revenues, which are excluded from revenues at the segment level. Included below is a reconciliation of operating revenues, the most closely comparable GAAP financial measure, to revenues (excluding fuel surcharge).

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2019	2018	2019	2018
Operating revenues	$1,183.9	$1,280.1	$3,590.7	$3,655.4
Less: Fuel surcharge revenues	114.2	134.9	350.2	385.8
Revenues (excluding fuel surcharge)	$1,069.7	$1,145.2	$3,240.5	$3,269.6

Adjusted income from operations

We define “adjusted income from operations” as income from operations, adjusted to exclude material items that do not reflect our core operating performance. Included below is a reconciliation of income from operations, which is the most directly comparable GAAP measure, to adjusted income from operations. Excluded items for the periods shown are explained in the table and notes below.

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2019	2018	2019	2018
Income from operations	$29.0	$97.9	$129.7	$257.2
Litigation (1)	—	—	—	5.8
Goodwill impairment (2)	—	—	34.6	—
Restructuring charges (3)	50.4	—	50.4	—
Adjusted income from operations	$79.4	$97.9	$214.7	$263.0

(1)	Costs associated with the settlement of a lawsuit that challenged Washington State labor law compliance during 2018.

(2)	A full impairment of FTFM's goodwill was recorded in the second quarter of 2019.
(3) Impairment losses, write-down of receivables, and other costs associated with the shutdown of the FTFM service offering.

Adjusted operating ratio

We define “adjusted operating ratio” as operating expenses, adjusted to exclude material items that do not reflect our core operating performance, divided by revenues (excluding fuel surcharge). Included below is a reconciliation of operating ratio, which is the most directly comparable GAAP measure, to adjusted operating ratio.

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions, except ratios)	2019	2018	2019	2018
Total operating expenses	$1,154.9	$1,182.2	$3,461.0	$3,398.2
Divide by: Operating revenues	1,183.9	1,280.1	3,590.7	3,655.4
Operating ratio	97.6%	92.4%	96.4%	93.0%

Total operating expenses	$1,154.9	$1,182.2	$3,461.0	$3,398.2
Adjusted for:
Fuel surcharge revenues	(114.2)	(134.9)	(350.2)	(385.8)
Litigation	—	—	—	(5.8)
Goodwill impairment	—	—	(34.6)	—
Restructuring charges	(50.4)	—	(50.4)	—
Adjusted total operating expenses	$990.3	$1,047.3	$3,025.8	$3,006.6

Operating revenues	$1,183.9	$1,280.1	$3,590.7	$3,655.4
Less: Fuel surcharge revenues	114.2	134.9	350.2	385.8
Revenues (excluding fuel surcharge)	$1,069.7	$1,145.2	$3,240.5	$3,269.6

Adjusted operating ratio	92.6%	91.5%	93.4%	92.0%

Adjusted net income

We define “adjusted net income” as net income, adjusted to exclude material items that do not reflect our core operating performance. Included below is a reconciliation of net income, which is the most directly comparable GAAP measure, to adjusted net income.

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2019	2018	2019	2018
Net income	$19.7	$70.7	$91.1	$184.1
Litigation	—	—	—	5.8
Goodwill impairment	—	—	34.6	—
Restructuring charges	50.4	—	50.4	—
Income tax effect of non-GAAP adjustments (1)	(12.9)	—	(21.7)	(1.5)
Adjusted net income	$57.2	$70.7	$154.4	$188.4

(1)	Tax impacts are calculated using the applicable consolidated federal and state effective tax rate, modified to remove the impact of discrete tax adjustments.

Adjusted diluted earnings per share (1)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Diluted earnings per share	$0.11	$0.40	$0.51	$1.04
Non-GAAP adjustments, tax effected	0.21	—	0.36	0.02
Adjusted diluted earnings per share	$0.32	$0.40	$0.87	$1.06
(1) Table may not sum due to rounding.